Earnings Release February 23, 2021
Holly Energy Partners, L.P. Reports Fourth Quarter Results
•Reported net income attributable to HEP of $51.3 million or $0.49 per unit
•Announced quarterly distribution of $0.35 per unit
•Reported EBITDA of $86.8 million and Adjusted EBITDA of $88.3 million
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the fourth quarter of 2020. Net income attributable to HEP for the fourth quarter was $51.3 million ($0.49 per basic and diluted limited partner unit) compared to $45.7 million ($0.43 per basic and diluted limited partner unit) for the fourth quarter of 2019.
Distributable cash flow was $70.0 million for the quarter, an increase of $5.5 million, or 8.5%, compared to the fourth quarter of 2019. HEP declared a quarterly cash distribution of $0.35 on January 22, 2021.
The increase in net income attributable to HEP was mainly due to lower interest expense and higher equity in earnings of equity method investments, partially offset by lower volumes on our crude and product pipeline systems.
Commenting on our 2020 fourth quarter results, Michael Jennings, Chief Executive Officer, stated, “HEP delivered another quarter of solid financial and operational results demonstrating the strength and resiliency of HEP's business model. Our assets continue to generate strong and steady cash flows, and we believe we are well positioned to progress our deleveraging efforts while continuing to fully fund our quarterly distributions and our anticipated capital expenditures."
Impact of COVID-19 on Our Business
Our business depends in large part on the demand for the various petroleum products we transport, terminal and store in the markets we serve. The impact of the COVID-19 pandemic on the global macroeconomy has created diminished demand, as well as a lack of forward visibility, for refined products and crude oil transportation, and for the terminalling and storage services that we provide. Over the course of the third and fourth quarters, demand for transportation fuels showed incremental improvement over the second quarter of 2020. We expect our customers will continue to adjust refinery production levels commensurate with market demand and ultimately expect demand to return to pre-COVID-19 levels. For additional details of the impact of COVID-19 on our business, please see our Form 10-K for the year ended December 31, 2020.
Fourth Quarter 2020 Revenue Highlights
Revenues for the quarter were $127.5 million, a decrease of $4.2 million compared to the fourth quarter of 2019. The decrease was mainly attributable to lower volumes on our product pipelines servicing Delek US Holdings, Inc. and our crude pipelines systems in New Mexico and Texas, partially offset by higher revenues on our refinery units. Compared to the fourth quarter of 2019, our overall pipeline volumes decreased for the quarter by 11%.

•Revenues from our refined product pipelines were $28.6 million, a decrease of $2.2 million, on shipments averaging 155.8 thousand barrels per day ("mbpd") compared to 175.7 mbpd for the fourth quarter of 2019. The revenue and volume decreases were mainly due to lower volumes on our product pipelines servicing Delek US Holdings, Inc. partially offset by higher volumes on our product pipelines servicing HFC's Navajo refinery. Revenue also decreased due to a reclassification of certain pipeline income from revenue to interest income under sales-type lease accounting.

•Revenues from our intermediate pipelines were $7.5 million, consistent with the fourth quarter of 2019. Shipments averaged 134.8 mbpd compared to 136.4 mbpd for the fourth quarter of 2019.

•Revenues from our crude pipelines were $32.0 million, a decrease of $1.8 million, on shipments averaging 410.4 mbpd compared to 479.2 mbpd for the fourth quarter of 2019. The revenue decreased mainly due to lower volumes on our crude pipeline systems in New Mexico and Texas.

•Revenues from terminal, tankage and loading rack fees were $38.9 million, a decrease of $2.5 million compared to the fourth quarter of 2019. Refined products and crude oil terminalled in the facilities averaged 440.7 mbpd compared to 456.7 mbpd for the fourth quarter of 2019. The revenue decrease was mainly due to lower butane blending margins and lower reimbursable project revenues.

•Revenues from refinery processing units were $20.5 million, an increase of $2.3 million compared to the fourth quarter of 2019, and throughputs averaged 63.9 mbpd compared to 55.7 mbpd for the fourth quarter of 2019. The revenue increase was primarily due to higher revenues from our Woods Cross FCC unit, which was unavailable for a portion of the fourth quarter of 2019 due to maintenance. The volume increase was mainly due to higher volumes on our naphtha fractionation unit in El Dorado and the crude unit in Woods Cross.

Year Ended December 31, 2020 Revenue Highlights
Revenues for the year ended December 31, 2020, were $497.8 million, a decrease of $34.9 million compared to the year ended December 31, 2019. The decrease was mainly attributable to an 18% reduction in overall crude and product pipeline volumes predominantly in our Southwest and Northwest regions.

•Revenues from our refined product pipelines were $116.9 million, a decrease of $15.4 million, on shipments averaging 161.5 mbpd compared to 195.5 mbpd for the year ended December 31, 2019. The volume and revenue decreases were mainly due to lower volumes on pipelines servicing HFC's Navajo refinery, Delek's Big Spring refinery and our UNEV pipeline largely as a result of demand destruction associated with the COVID-19 pandemic as well as the recording of certain pipeline tariffs as interest income as the related throughput contract renewals were determined to be sales-type leases.

•Revenues from our intermediate pipelines were $30.0 million, an increase of $0.5 million compared to the year ended December 31, 2019. Shipments averaged 137.1 mbpd compared to 140.6 mbpd for the year ended December 31, 2019.

•Revenues from our crude pipelines were $118.9 million, a decrease of $11.8 million compared to the year ended December 31, 2019. Shipments averaged 387.7 mbpd compared to 501.2 mbpd for the December 31, 2019. The decreases were mainly attributable to decreased volumes on our crude pipeline systems in the Permian Basin, Wyoming and Utah largely as a result of demand destruction associated with the COVID-19 pandemic.

•Revenues from terminal, tankage and loading rack fees were $151.7 million, a decrease of $8.8 million compared to the year ended December 31, 2019. Refined products and crude oil terminalled in the facilities averaged 442.2 mbpd compared to 483.2 mbpd for the year ended December 31, 2019. The revenue and volume decreases were mainly as a result of demand destruction associated with the COVID-19 pandemic across many of our facilities.

•Revenues from refinery processing units were $80.3 million, an increase of $0.6 million compared to the year ended December 31, 2019. Throughputs averaged 61.4 mbpd compared to 68.8 mbpd for the year ended December 31, 2019. The decrease in volumes was mainly due to reduced throughput for both our Woods Cross and El Dorado processing units largely as a result of demand destruction associated with the COVID-19 pandemic. Revenues remained relatively constant due to contractual minimum volume guarantees.

Operating Costs and Expenses Highlights
Operating costs and expenses were $64.8 million and $292.9 million for the three months and year ended December 31, 2020, respectively, representing a decrease of $1.6 million and an increase of $24.0 million from the three months and year ended December 31, 2019, respectively. The increase for the year ended December 31, 2020 was mainly due to the goodwill impairment charge related to our Cheyenne business unit, partially offset by lower rental expenses, property taxes and variable costs such as electricity and chemicals associated with lower volumes.
Interest expense was $13.8 million and $59.4 million for the three months and year ended December 31, 2020, respectively, representing decreases of $6.0 million and $17.4 million over the same periods of 2019. The decreases were mainly due to market interest rate decreases under our senior secured revolving credit facility and refinancing our $500 million aggregate principal amount of 6.0% senior notes due 2024 to $500 million aggregate principal amount of 5.0% senior notes due 2028.

We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at:

https://event.on24.com/wcc/r/2947931/69912ABCD95D2FE2A18BF7810FD7788C

An audio archive of this webcast will be available using the above noted link through March 8, 2021.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Texas, New Mexico, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas, as well as refinery processing units in Utah and Kansas.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier owns and operates refineries located in Kansas, Oklahoma, New Mexico, Wyoming and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier produces base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and exports products to more than 80 countries. HollyFrontier also owns a 57% limited partner interest and a non-economic general partner interest in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give any assurances that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:
•the extraordinary market environment and effects of the COVID-19 pandemic, including a significant decline in demand for refined petroleum products in markets we serve;
•risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals and refinery processing units;
•the economic viability of HollyFrontier Corporation, our other customers and our joint ventures’ other customers, including any refusal or inability of our or our joint ventures’ customers or counterparties to perform their obligations under their contracts;
•the demand for refined petroleum products in markets we serve;
•our ability to purchase and integrate future acquired operations;
•our ability to complete previously announced or contemplated acquisitions;
•the availability and cost of additional debt and equity financing;
•the possibility of temporary or permanent reductions in production or shutdowns at refineries utilizing our pipelines, terminal facilities and refinery processing units, due to reasons such as infection in the workforce, in response to reductions in demand or lower gross margins due to the economic impact of the COVID-19 pandemic, and any potential asset impairments resulting from such actions;
•the effects of current and future government regulations and policies, including the effects of current and future restrictions on various commercial and economic activities in response to the COVID-19 pandemic;
•our operational efficiency in carrying out routine operations and capital construction projects;
•the possibility of terrorist or cyberattacks and the consequences of any such attacks;
•general economic conditions, including uncertainty regarding the timing, pace and extent of an economic recovery in the United States;
•the impact of recent or proposed changes in tax laws and regulations that affect master limited partnerships; and
•other financial, operational and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months and the years ended December 31, 2020 and 2019.

	Three Months Ended December 31,		Change from
	2020	2019	2019
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$18,568	$16,550	$2,018
Affiliates – intermediate pipelines	7,537	7,490	47
Affiliates – crude pipelines	20,103	21,969	(1,866)
	46,208	46,009	199
Third parties – refined product pipelines	10,011	14,262	(4,251)
Third parties – crude pipelines	11,898	11,834	64
	68,117	72,105	(3,988)
Terminals, tanks and loading racks:
Affiliates	35,156	35,802	(646)
Third parties	3,721	5,543	(1,822)
	38,877	41,345	(2,468)

Affiliates - refinery processing units	20,462	18,184	2,278

Total revenues	127,456	131,634	(4,178)
Operating costs and expenses
Operations	37,971	38,952	(981)
Depreciation and amortization	24,376	24,513	(137)
General and administrative	2,419	2,929	(510)
	64,766	66,394	(1,628)
Operating income	62,690	65,240	(2,550)

Equity in earnings of equity method investments	1,462	(37)	1,499
Interest expense, including amortization	(13,775)	(19,764)	5,989
Interest income	2,787	2,195	592
Gain on sale of assets and other	251	329	(78)
	(9,275)	(17,277)	8,002
Income before income taxes	53,415	47,963	5,452
State income tax expense	(58)	(4)	(54)
Net income	53,357	47,959	5,398
Allocation of net income attributable to noncontrolling interests	(2,018)	(2,292)	274
Net income attributable to Holly Energy Partners	$51,339	$45,667	$5,672
Limited partners’ earnings per unit – basic and diluted	$0.49	$0.43	$0.06
Weighted average limited partners’ units outstanding	105,440	105,440	—
EBITDA(1)	$86,761	$87,753	$(992)
Adjusted EBITDA(1)	$88,269	$86,916	$1,353
Distributable cash flow(2)	$69,999	$64,508	$5,491

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	113,400	104,875	8,525
Affiliates – intermediate pipelines	134,780	136,416	(1,636)
Affiliates – crude pipelines	279,695	345,497	(65,802)
	527,875	586,788	(58,913)
Third parties – refined product pipelines	42,414	70,871	(28,457)
Third parties – crude pipelines	130,752	133,713	(2,961)
	701,041	791,372	(90,331)
Terminals and loading racks:
Affiliates	394,289	399,739	(5,450)
Third parties	46,393	56,952	(10,559)
	440,682	456,691	(16,009)

Affiliates – refinery processing units	63,927	55,728	8,199

Total for pipelines, terminals and refinery processing unit assets (bpd)	1,205,650	1,303,791	(98,141)

	Years Ended December 31,		Change from
	2020	2019	2019
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$73,571	$77,443	$(3,872)
Affiliates – intermediate pipelines	30,023	29,558	465
Affiliates – crude pipelines	80,026	85,415	(5,389)
	183,620	192,416	(8,796)
Third parties – refined product pipelines	43,371	54,914	(11,543)
Third parties – crude pipelines	38,843	45,301	(6,458)
	265,834	292,631	(26,797)
Terminals, tanks and loading racks:
Affiliates	135,867	139,655	(3,788)
Third parties	15,825	20,812	(4,987)
	151,692	160,467	(8,775)

Affiliates - refinery processing units	80,322	79,679	643

Total revenues	497,848	532,777	(34,929)
Operating costs and expenses
Operations	147,692	161,996	(14,304)
Depreciation and amortization	99,578	96,705	2,873
General and administrative	9,989	10,251	(262)
Goodwill impairment	35,653	—	35,653
	292,912	268,952	23,960
Operating income	204,936	263,825	(58,889)

Equity in earnings of equity method investments	6,647	5,180	1,467
Interest expense, including amortization	(59,424)	(76,823)	17,399
Interest income	10,621	5,517	5,104
Loss on early extinguishment of debt	(25,915)	—	(25,915)
Gain on sales-type leases	33,834	35,166	(1,332)
Gain on sale of assets and other	8,691	272	8,419
	(25,546)	(30,688)	5,142
Income before income taxes	179,390	233,137	(53,747)
State income tax expense	(167)	(41)	(126)
Net income	179,223	233,096	(53,873)
Allocation of net income attributable to noncontrolling interests	(8,740)	(8,212)	(528)
Net income attributable to Holly Energy Partners	$170,483	$224,884	$(54,401)
Limited partners’ earnings per unit—basic and diluted	$1.61	$2.13	$(0.52)
Weighted average limited partners’ units outstanding	105,440	105,440	—
EBITDA(1)	$319,031	$392,936	$(73,905)
Adjusted EBITDA(1)	$345,978	$359,308	$(13,330)
Distributable cash flow(2)	$283,057	$271,431	$11,626

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	115,827	123,986	(8,159)
Affiliates – intermediate pipelines	137,053	140,585	(3,532)
Affiliates – crude pipelines	277,025	368,699	(91,674)
	529,905	633,270	(103,365)
Third parties – refined product pipelines	45,685	71,545	(25,860)
Third parties – crude pipelines	110,691	132,507	(21,816)
	686,281	837,322	(151,041)
Terminals and loading racks:
Affiliates	393,300	422,119	(28,819)
Third parties	48,909	61,054	(12,145)
	442,209	483,173	(40,964)

Affiliates – refinery processing units	61,416	68,780	(7,364)

Total for pipelines, terminals and refinery processing unit assets (bpd)	1,189,906	1,389,275	(199,369)

(1)Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. Adjusted EBITDA is calculated as EBITDA plus (i) loss on early extinguishment of debt, (ii) goodwill impairment and (iii) pipeline tariffs not included in revenues due to impacts from lease accounting for certain pipeline tariffs minus (iv) gain on sales-type leases, (v) HEP's pro-rata share of gain on business insurance settlement and (vi) pipeline lease payments not included in operating costs and expenses. Portions of our minimum guaranteed pipeline tariffs for assets subject to sales-type lease accounting are recorded as interest income with the remaining amounts recorded as a reduction in net investment in leases. These pipeline tariffs were previously recorded as revenues prior to the renewal of the throughput agreement, which triggered sales-type lease accounting. Similarly, certain pipeline lease payments were previously recorded as operating costs and expenses, but the underlying lease was reclassified from an operating lease to a financing lease, and these payments are now recorded as interest expense and reductions in the lease liability. EBITDA and Adjusted EBITDA are not calculations based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA and Adjusted EBITDA calculations are derived from amounts included in our consolidated financial statements. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income attributable to Holly Energy Partners or operating income, as indications of our operating performance or as alternatives to operating cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA are presented here because they are widely used financial indicators used by investors and analysts to measure performance. EBITDA and Adjusted EBITDA are also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA and Adjusted EBITDA.

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
	(In thousands)
Net income attributable to Holly Energy Partners	$51,339	$45,667	$170,483	$224,884
Add (subtract):
Interest expense	13,775	19,764	59,424	76,823
Interest income	(2,787)	(2,195)	(10,621)	(5,517)
State income tax expense	58	4	167	41
Depreciation and amortization	24,376	24,513	99,578	96,705
EBITDA	$86,761	$87,753	$319,031	$392,936
Loss on early extinguishment of debt	—	—	25,915	—
Gain on sales-type leases	—	—	(33,834)	(35,166)
Goodwill impairment	—	—	35,653	—
HEP's pro-rata share of gain on business interruption insurance settlement	—	—	(6,079)	—
Pipeline tariffs not included in revenues	3,114	2,375	11,717	4,750
Lease payments not included in operating costs	(1,606)	(3,212)	(6,425)	(3,212)
Adjusted EBITDA	$88,269	$86,916	$345,978	$359,308
(2)Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
	(In thousands)
Net income attributable to Holly Energy Partners	$51,339	$45,667	$170,483	$224,884
Add (subtract):
Depreciation and amortization	24,376	24,513	99,578	96,705
Amortization of discount and deferred debt charges	840	773	3,319	3,080
Loss on early extinguishment of debt	—	—	25,915	—
Revenue recognized (greater) less than customer billings	(44)	394	(743)	(2,433)
Maintenance capital expenditures (3)	(3,451)	(2,994)	(8,643)	(6,471)
Decrease in environmental liability	(1,206)	(277)	(1,020)	(741)
Decrease in reimbursable deferred revenue	(3,113)	(2,432)	(12,175)	(8,036)
Gain on sales-type lease	—	—	(33,834)	(35,166)
Goodwill impairment	—	—	35,653	—
Other	1,258	(1,136)	4,524	(391)
Distributable cash flow	$69,999	$64,508	$283,057	$271,431

(3)Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, safety and to address environmental regulations.

Set forth below is certain balance sheet data.

	December 31,
	2020	2019
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$21,990	$13,287
Working capital	$14,246	$20,758
Total assets	$2,167,565	$2,199,232
Long-term debt	$1,405,603	$1,462,031
Partners' equity	$379,292	$381,103

FOR FURTHER INFORMATION, Contact:

John Harrison, Senior Vice President,
    Chief Financial Officer and Treasurer
Craig Biery, Vice President, Investor Relations
Holly Energy Partners, L.P.
214/954-6511